UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   JAMIE H. SHAFFER
   701 5th Ave


   Des Moines, IA  50391-2007
2. Issuer Name and Ticker or Trading Symbol
   ALLIED Group, Inc. (GRP)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   10/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Senior Vice President and CFO
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock                                  10/01/98    U        3,477.8555    D  $48.2500                    D  Direct
Common Stock                                  10/01/98    F    V   364.0000      D  $47.9063                    D  Direct
Common Stock                                  10/01/98    F    V   180.0000      D  $47.9063                    D  Direct
Common Stock                                  10/01/98    U        110,316.0000  D  $48.2500                    D  Direct
Common Stock                                  10/21/98    M        844.0000      A  $10.7778                    D  Direct
Common Stock                                  10/21/98    M        844.0000      A  $10.7778                    D  Direct
Common Stock                                  10/21/98    M        844.0000      A  $10.7778                    D  Direct
Common Stock                                  10/21/98    M        844.0000      A  $10.7778                    D  Direct
Common Stock                                  10/21/98    M        1,687.0000    A  $12.2778                    D  Direct
Common Stock                                  10/21/98    M        1,687.0000    A  $12.2778                    D  Direct
Common Stock                                  10/21/98    M        1,688.0000    A  $12.2778                    D  Direct
Common Stock                                  10/21/98    M        1,688.0000    A  $12.2778                    D  Direct
Common Stock                                  10/21/98    M        1,688.0000    A  $12.2778                    D  Direct
Common Stock                                  10/21/98    M        1,688.0000    A  $12.2778                    D  Direct
Common Stock                                  10/21/98    M        1,688.0000    A  $17.8889                    D  Direct
Common Stock                                  10/21/98    M        1,688.0000    A  $17.8889                    D  Direct
Common Stock                                  10/21/98    M        1,688.0000    A  $17.8889                    D  Direct
Common Stock                                  10/21/98    M        1,688.0000    A  $17.8889                    D  Direct
Common Stock                                  10/21/98    M        1,687.0000    A  $17.8889                    D  Direct
Common Stock                                  10/21/98    M        1,687.0000    A  $17.8889                    D  Direct
Common Stock                                  10/21/98    M        1,687.0000    A  $17.8889                    D  Direct
Common Stock                                  10/21/98    M        589.0000      A  $17.8889                    D  Direct
Common Stock                                  10/21/98    M        1,098.0000    A  $17.8889                    D  Direct
Common Stock                                  10/21/98    M        18,000.0000   A  $22.9167                    D  Direct
Common Stock                                  10/21/98    M        15,000.0000   A  $32.5313                    D  Direct
Common Stock                                  10/21/98    M (1)    281.0000      A  $10.7778                    D  Direct
Common Stock                                  10/21/98    D (1)    281.0000      D  $48.0000                    D  Direct
Common Stock                                  10/21/98    M (1)    282.0000      A  $10.7778                    D  Direct
Common Stock                                  10/21/98    D (1)    282.0000      D  $48.0000                    D  Direct
Common Stock                                  10/21/98    M (1)    563.0000      A  $12.2778                    D  Direct
Common Stock                                  10/21/98    D (1)    563.0000      D  $48.0000                    D  Direct
Common Stock                                  10/21/98    M (1)    563.0000      A  $12.2778                    D  Direct
Common Stock                                  10/21/98    D (1)    563.0000      D  $48.0000                    D  Direct
Common Stock                                  10/21/98    M (1)    562.0000      A  $12.2778                    D  Direct
Common Stock                                  10/21/98    D (1)    562.0000      D  $48.0000                    D  Direct
Common Stock                                  10/21/98    M (1)    563.0000      A  $17.8889                    D  Direct
Common Stock                                  10/21/98    D (1)    563.0000      D  $48.0000                    D  Direct
Common Stock                                  10/21/98    M (1)    563.0000      A  $17.8889                    D  Direct
Common Stock                                  10/21/98    D (1)    563.0000      D  $48.0000                    D  Direct
Common Stock                                  10/21/98    M (1)    562.0000      A  $17.8889                    D  Direct
Common Stock                                  10/21/98    D (1)    562.0000      D  $48.0000                    D  Direct
Common Stock                                  10/21/98    M (1)    562.0000      A  $17.8889                    D  Direct
Common Stock                                  10/21/98    D (1)    562.0000      D  $48.0000                    D  Direct
Common Stock                                  10/21/98    M        45,000.0000   A  $12.2222     105,992.0000   D  Direct
Common Stock                                  10/01/98    U        58,161.1582   D  $48.2500     0.0000         I  by ESOP

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $10.7778        10/21/98       M                          844.0000 (2)     10/01/98     03/31/04
to buy)
Incentive Stock Option (right  $10.7778        10/21/98       M                          844.0000 (2)     10/01/98     03/31/04
to buy)
Incentive Stock Option (right  $12.2778        10/21/98       M                          1,687.0000 (3)   10/01/98     03/31/05
to buy)
Incentive Stock Option (right  $12.2778        10/21/98       M                          1,688.0000 (3)   10/01/98     03/31/05
to buy)
Incentive Stock Option (right  $12.2778        10/21/98       M                          1,688.0000 (3)   10/01/98     03/31/05
to buy)
Incentive Stock Option (right  $17.8889        10/21/98       M                          1,688.0000 (4)   10/01/98     03/22/06
to buy)
Incentive Stock Option (right  $17.8889        10/21/98       M                          1,688.0000 (4)   10/01/98     03/22/06
to buy)
Incentive Stock Option (right  $17.8889        10/21/98       M                          1,687.0000 (4)   10/01/98     03/22/06
to buy)
Incentive Stock Option (right  $17.8889        10/21/98       M                          589.0000 (4)     10/01/98     03/22/06
to buy)
Incentive Stock Option (right  $17.8889        10/21/98       M                          1,098.0000 (4)   10/01/98     03/22/06
to buy)
Non-Qualified Stock Option     $12.2222        10/21/98       M                          45,000.0000 (5)  10/01/98     03/31/05
Non-Qualified Stock Option     $10.7778        10/21/98       M                          844.0000 (2)     10/01/98     03/31/04
(right to buy)
Non-Qualified Stock Option     $10.7778        10/21/98       M                          844.0000 (2)     10/01/98     03/31/04
(right to buy)
Non-Qualified Stock Option     $12.2778        10/21/98       M                          1,687.0000 (3)   10/01/98     03/31/05
(right to buy)
Non-Qualified Stock Option     $12.2778        10/21/98       M                          1,688.0000 (3)   10/01/98     03/31/05
(right to buy)
Non-Qualified Stock Option     $12.2778        10/21/98       M                          1,688.0000 (3)   10/01/98     03/31/05
(right to buy)
Non-Qualified Stock Option     $17.8889        10/21/98       M                          1,688.0000 (4)   10/01/98     03/22/06
(right to buy)
Non-Qualified Stock Option     $17.8889        10/21/98       M                          1,688.0000 (4)   10/01/98     03/22/06
(right to buy)
Non-Qualified Stock Option     $17.8889        10/21/98       M                          1,687.0000 (4)   10/01/98     03/22/06
(right to buy)
Non-Qualified Stock Option     $17.8889        10/21/98       M                          1,687.0000 (4)   10/01/98     03/22/06
(right to buy)
Non-Qualified Stock Option     $22.9167        10/21/98       M                          18,000.0000 (6)  10/01/98     03/21/07
(right to buy)
Non-Qualified Stock Option     $32.5313        10/21/98       M                          15,000.0000      10/01/98     03/10/08
(right to buy)
Stock Appreciation Right       $10.7778        10/21/98       M (1)                      281.0000         10/01/98     03/31/04
Stock Appreciation Right       $10.7778        10/21/98       M (1)                      282.0000         10/01/98     03/31/04
Stock Appreciation Right       $12.2778        10/21/98       M (1)                      563.0000         10/01/98     03/31/05
Stock Appreciation Right       $12.2778        10/21/98       M (1)                      563.0000         10/01/98     03/31/05
Stock Appreciation Right       $12.2778        10/21/98       M (1)                      562.0000         10/01/98     03/31/05
Stock Appreciation Right       $17.8889        10/21/98       M (1)                      563.0000         10/01/98     03/22/06
Stock Appreciation Right       $17.8889        10/21/98       M (1)                      563.0000         10/01/98     03/22/06
Stock Appreciation Right       $17.8889        10/21/98       M (1)                      562.0000         10/01/98     03/22/06
Stock Appreciation Right       $17.8889        10/21/98       M (1)                      562.0000         10/01/98     03/22/06

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  10/21/98  Common Stock                   844.0000                                D   Direct
to buy)
Incentive Stock Option (right  10/21/98  Common Stock                   844.0000                  0.0000        D   Direct
to buy)
Incentive Stock Option (right  10/21/98  Common Stock                   1,687.0000                              D   Direct
to buy)
Incentive Stock Option (right  10/21/98  Common Stock                   1,688.0000                              D   Direct
to buy)
Incentive Stock Option (right  10/21/98  Common Stock                   1,688.0000                0.0000        D   Direct
to buy)
Incentive Stock Option (right  10/21/98  Common Stock                   1,688.0000                              D   Direct
to buy)
Incentive Stock Option (right  10/21/98  Common Stock                   1,688.0000                              D   Direct
to buy)
Incentive Stock Option (right  10/21/98  Common Stock                   1,687.0000                              D   Direct
to buy)
Incentive Stock Option (right  10/21/98  Common Stock                   589.0000                                D   Direct
to buy)
Incentive Stock Option (right  10/21/98  Common Stock                   1,098.0000                0.0000        D   Direct
to buy)
Non-Qualified Stock Option     10/21/98  Common Stock                   45,000.0000   $12.2222    0.0000        D   Direct
Non-Qualified Stock Option     10/21/98  Common Stock                   844.0000                                D   Direct
(right to buy)
Non-Qualified Stock Option     10/21/98  Common Stock                   844.0000                  0.0000        D   Direct
(right to buy)
Non-Qualified Stock Option     10/21/98  Common Stock                   1,687.0000                              D   Direct
(right to buy)
Non-Qualified Stock Option     10/21/98  Common Stock                   1,688.0000                              D   Direct
(right to buy)
Non-Qualified Stock Option     10/21/98  Common Stock                   1,688.0000                0.0000        D   Direct
(right to buy)
Non-Qualified Stock Option     10/21/98  Common Stock                   1,688.0000                              D   Direct
(right to buy)
Non-Qualified Stock Option     10/21/98  Common Stock                   1,688.0000                              D   Direct
(right to buy)
Non-Qualified Stock Option     10/21/98  Common Stock                   1,687.0000                              D   Direct
(right to buy)
Non-Qualified Stock Option     10/21/98  Common Stock                   1,687.0000                0.0000        D   Direct
(right to buy)
Non-Qualified Stock Option     10/21/98  Common Stock                   18,000.0000               0.0000        D   Direct
(right to buy)
Non-Qualified Stock Option     10/21/98  Common Stock                   15,000.0000               0.0000        D   Direct
(right to buy)
Stock Appreciation Right       10/21/98  Common Stock                   281.0000                                D   Direct
Stock Appreciation Right       10/21/98  Common Stock                   282.0000                  0.0000        D   Direct
Stock Appreciation Right       10/21/98  Common Stock                   563.0000                                D   Direct
Stock Appreciation Right       10/21/98  Common Stock                   563.0000                                D   Direct
Stock Appreciation Right       10/21/98  Common Stock                   562.0000                  0.0000        D   Direct
Stock Appreciation Right       10/21/98  Common Stock                   563.0000                                D   Direct
Stock Appreciation Right       10/21/98  Common Stock                   563.0000                                D   Direct
Stock Appreciation Right       10/21/98  Common Stock                   562.0000                                D   Direct
Stock Appreciation Right       10/21/98  Common Stock                   562.0000                  0.0000        D   Direct

Explanation of Responses:

(1)
Exercise SAR for cash.
(2)
This option was previously reported covering 375 shares at an exercise price of $24.25 per share, but was adjusted to reflect a stock split on November 29, 1996 and another stock split on November 28, 1997.
(3)
This option was previously reported covering 750 shares at an exercise price of $27.625 per share, but was adjusted to reflect a stock split on November 29, 1996, and another stock split on November 28, 1997.
(4)
This option was previously reported covering 750 shares at an exercise price of $40.25 per share, but was adjusted to reflect a stock split on November 29, 1996, and another stock split on November 28, 1997.
(5)
This option was previously reported covering 20,000 shares at an exercise price of $27.50 per share, but was adjusted to reflect a stock split on November 29, 1996, and another stock split on November 28, 1997.
(6)
This option was previously reported covering 12,000 shares at an exercise price of $34.375 per share, but was adjusted to reflect a stock split on November 28, 1997.
-
Upon the acceptance of his tendered shares, Mr. Shaffer wrote a check to the company disgorging himself of the short-swing profit resulting from the purchase of shares on May 11, 1998.

SIGNATURE OF REPORTING PERSON
/S/ JAMIE H. SHAFFER
DATE